UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 2, 2016, Community Bank System, Inc. (“Community Bank System”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Northeast Retirement Services, Inc. (“NRS”), Cohiba Merger Sub, LLC (“Merger Sub”) and Shareholder Representative Services LLC as Stockholders’ Representative (the “Stockholders’ Representative”). Subject to the terms and conditions of the Merger Agreement, NRS will merge with and into Merger Sub, a newly formed Delaware limited liability company and a direct wholly-owned subsidiary of Community Bank System, with Merger Sub continuing as the surviving entity (the “Merger”). Immediately following consummation of the Merger, Community Bank System will contribute the surviving entity to its wholly-owned subsidiary, Benefit Plans Administrative Services, Inc. (“BPAS”) and rename it Northeast Retirement Services, LLC, resulting in the surviving entity becoming a wholly-owned subsidiary of BPAS.

The Merger Agreement has been unanimously approved by the Boards of Directors of each of Community Bank System and NRS. Subject to the approval of NRS’ shareholders, regulatory approvals, and other closing conditions, the parties anticipate completing the transaction in the first quarter of 2017.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each NRS stockholder will have a right to receive, in exchange for each share of NRS common stock owned immediately prior to the effective time of the Merger, at the election of the NRS stockholder, (i) $1,105.83 in cash, (ii) 20.9081 shares of Community Bank System common stock, par value $1.00 per share or (iii) the combination of $552.92 in cash and 10.4541 shares of Community Bank System common stock. Each NRS stockholder’s Merger consideration election is subject to overall adjustment and allocation procedures that will result in approximately 50% of NRS common stock being converted into cash and approximately 50% of NRS common stock being converted into shares of Community Bank System common stock. In addition, at the closing of the Merger, Community Bank System will (i) deposit into escrow, to satisfy certain customary indemnification obligations of NRS stockholders, an amount per NRS share equal to 1.1628 shares of Community Bank System common stock and $61.50 in cash and (ii) pay to the Stockholders’ Representative, on behalf of the NRS stockholders, an amount equal to $1.17 in cash per NRS share, to pay the Stockholders’ Representative’s fees and expenses. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Merger Agreement contains customary representations and warranties from both NRS and Community Bank System, and each party has agreed to customary covenants, including, among others, covenants relating to the conduct of NRS’ business during the interim period between the execution of the Merger Agreement and the effective time of the Merger, and NRS’ non-solicitation obligations relating to alternative acquisition proposals and its obligation to recommend that its shareholders approve the Merger Agreement, subject to customary exceptions in the event of an unsolicited acquisition proposal that constitutes a “superior proposal,” as defined in the Merger Agreement.

The completion of the Merger is subject to customary conditions, including, among others, (1) the approval of the Merger Agreement by the holders of at least two thirds of the outstanding shares of NRS common stock, (2) authorization for listing on the New York Stock Exchange of the shares of Community Bank System common stock to be issued in the Merger, (3) the effectiveness of the registration statement on Form S-3 for resale of the Community Bank System common stock to be issued in the Merger, (4) the absence of any order, injunction or other legal restraint preventing the completion of the Merger or making the consummation of the Merger illegal, (5) the execution and delivery of a Registration Rights Agreement at the closing, (6) that the holders of no more than ten percent of the NRS shares shall have made demands for appraisal with respect to such shares and (7) the receipt of required regulatory approvals, including requisite antitrust approvals. Each party’s obligation to complete the Merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement, (iii) receipt by such party of an opinion from its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and (iv) the absence of a Material Adverse Effect on the other party.

The Merger Agreement provides for certain termination rights for both Community Bank System and NRS, and further provides that upon a termination of the Merger Agreement under certain circumstances relating to a third-party takeover proposal, NRS will be obligated to pay Community Bank System a termination fee of $5,600,000.

Certain shareholders of NRS have entered into a Stockholder Support Agreement and Joinder pursuant to which they have each agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders’ meeting to be held to vote on the proposed transaction and to be bound by certain provisions of the Merger Agreement as if they were direct parties thereto, including those relating to the escrow arrangements and indemnification obligations, a covenant not to hire or solicit employees of NRS for the five years following the closing and a covenant that, for each of the one hundred trading days following the closing, they will not collectively sell shares of Community Bank System common stock acquired pursuant to the transaction in an amount that exceeds ten percent of the average daily trading volume of the Community Bank System common stock on the NYSE for the twenty trading day period ending on the trading day immediately preceding the closing date. It is a condition to Community Bank System’s obligation to complete the Merger that holders of at least 90% of the outstanding shares of NRS common stock execute such a Stockholder Support Agreement and Joinder.

In connection with the Merger, certain of NRS’ executive officers, including NRS’ President and Chief Executive Officer, Thomas Forese, entered into employment agreements with Community Bank System, effective as of the effective time of the Merger.

The Merger Agreement contains usual and customary representations and warranties that Community Bank System and NRS made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Community Bank System and NRS, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between Community Bank System and NRS rather than establishing matters as facts. Furthermore, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Community Bank System’s public disclosures. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing summary of the Merger Agreement is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement which is filed as Exhibit 2.1 hereto and incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1	Agreement and Plan of Merger, dated as of December 2, 2016, by and among Community Bank System, Inc., Cohiba Merger Sub, LLC, Northeast Retirement Services, Inc. and Shareholder Representative Services LLC. *

* Schedules and exhibits omitted. Community Bank System, Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By:	/s/ George J. Getman
Name: George J. Getman Title: EVP and General Counsel

Dated: December 8, 2016

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of December 2, 2016, by and among Community Bank System, Inc., Cohiba Merger Sub, LLC, Northeast Retirement Services, Inc. and Shareholder Representative Services LLC.